Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated April 2, 2015, with respect to the combined financial statements of IHP I Owner JV, LLC (a Delaware limited liability company) and Affiliates as of December 31, 2014 and for the period from November 17, 2014 to December 31, 2014 which is included in the Annual Report of Chatham Lodging Trust on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of the aforementioned report in the Registration Statements of Chatham Lodging Trust on Forms S‑3 (Nos. 333-215309 and 333-215418) and Form S-8 (No. 333-215310).

/s/ GRANT THORNTON LLP
Fort Lauderdale, Florida
February 27, 2017